As filed with the Securities and Exchange Commission on January 11, 2021

Registration No. 333-251601

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRIDGETOWN HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

c/o 38/F Champion Tower
3 Garden Road, Central
Hong Kong
Telephone: +852 2514 8888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Wong
c/o 38/F Champion Tower
3 Garden Road, Central
Hong Kong
Telephone: +852 2514 8888
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant	5,000,000	$14.10	$70,500,000	$7,691.55
Class A ordinary shares included as part of the units(2)	5,000,000	—	—	—
Redeemable warrants included as part of the units(3)	1,666,666	—	—	—
Total			$70,500,000	$7,691.55	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share consolidations, share capitalizations or similar transactions.
(3)	No fee pursuant to Rule 457(g).
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the Registration Statement.

i

PART II

Information not required in prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Filing Fee	7,691.55
Printing Expenses	5,000.00
Accounting Fees and Expenses	20,000.00
Legal Fees and Expenses	50,000.00
Transfer Agent and Registrar Expenses	3,000.00
Miscellaneous	1,000.00
Total	$86,691.55

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have entered into indemnity agreements with each of our officers and directors. These agreements requires us to indemnify these individuals and entity to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In July 2020, our sponsor purchased an aggregate of 2,875,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In July 2020, we effected a share dividend of 1 share for each ordinary share in issue, resulting in our sponsor holding an aggregate of 5,750,000 founder shares, in September 2020, we effected a share dividend of 1.5 shares for each ordinary share in issue, resulting in our sponsor holding an aggregate of 14,375,000 founder shares and in October 2020, we effected a share dividend of 0.1 shares for each ordinary share in issue, resulting in our sponsor holding an aggregate of 13,158,137 founder shares (which amount includes the transfers described below and up to 2,062,500 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised). In September and October 2020, our sponsor transferred an aggregate of 2,001,863 founder shares to our Chief Executive Officer, 632,500 founder shares to an affiliate of our sponsor and 5,000 founder shares to each of our independent director nominees and our senior advisor (which amounts have been adjusted for the share dividend of 0.1 shares for each ordinary share in issue, as well as transfers back to our sponsor by our independent director nominees and our senior advisor of 500 shares each, which they received as a result of the share dividend). On October 29, 2020, in connection with the partial exercise of the over-allotment option by the underwriters, 937,662 founder shares were forfeited by certain initial shareholders and cancelled by us. As a result, there are a total of 14,874,838 founder shares issued and outstanding as of the date of this prospectus. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, on October 20, 2020, we completed a private sale of an aggregate of 6,000,000 warrants to our sponsor at a purchase price of $1.50 per private placement warrant, generating gross proceeds of $9,000,000. On October 29, 2020, in connection with the exercise of the over-allotment option, we consummated a private sale of an additional 449,936 private placement warrants to our sponsor, generating gross proceeds of $674,904.

ITEM 16. EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2020)
4.1	Specimen Unit Certificate. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 30, 2020)
4.2	Specimen Class A Ordinary Share Certificate. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 30, 2020)
4.3	Specimen Warrant Certificate. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 30, 2020)
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2020)
5.1	Opinion of Maples and Calder, Cayman Islands legal counsel to the Registrant.*
5.2	Opinion of Ellenoff Grossman & Schole LLP, counsel to the Registrant.*
10.1	Promissory Note, dated as of July 9, 2020 issued to Bridgetown LLC. (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 23, 2020)
10.2	Letter Agreement among the Registrant, its officers and directors and Bridgetown LLC. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2020)
10.3	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2020)
10.4	Registration Rights Agreement between the Registrant and certain security holders. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2020)
10.5	Securities Subscription Agreement, dated July 9, 2020, between the Registrant and Bridgetown LLC. (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 23, 2020)
10.6	Private Placement Warrants Purchase Agreement between the Registrant and Bridgetown LLC. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2020)
23.1	Consent of WithumSmith+Brown, PC.**
23.2	Consent of Maples and Calder (included on Exhibit 5.1).*
23.3	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.2).*
24	Power of Attorney (included on signature page of this Registration Statement).**

*	Filed herewith.
**	Previously filed.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region of the People’s Republic of China, on the 11th day of January 2021.

BRIDGETOWN HOLDINGS LIMITED

By:	/s/ Daniel Wong
Name:	Daniel Wong
Title:	Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed below by the following persons in the capacities on January 11, 2021.

Name	Position

/s/ Daniel Wong	Chief Executive Officer, Chief Financial Officer and a Director
Daniel Wong	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Matt Danzeisen	Chairman of the Board of Directors
Matt Danzeisen

/s/ Samuel Altman	Director
Samuel Altman

/s/ John R. Hass	Director
John R. Hass

/s/ In Joon Hwang	Director
In Joon Hwang

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bridgetown Holdings Limited has signed this registration statement in the City of Los Angeles, State of California, on January 11, 2021.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Matt Danzeisen
	Name:	Matt Danzeisen